                                                                    EXHIBIT 99.3

                         WHEELING-PITTSBURGH CORPORATION

                              FINANCIAL STATEMENTS
                          DECEMBER 31, 2003, 2002, 2001

      The Company's financial statements from and after the effective date of the plan of reorganization, August 1, 2003, are those of a new reporting entity
(Reorganized Company) and are not comparable to the pre-confirmation periods of the old reporting entity (Predecessor Company). As a result, the independent auditors prepared two reports, one for the financial statements of the
Reorganized Company and the other for the financial statements of the
Predecessor Company.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Wheeling-Pittsburgh Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows, and stockholders' equity present fairly, in all material respects, the financial position of
Wheeling-Pittsburgh Corporation and its subsidiaries (Reorganized Company) at
December 31, 2003 and the results of their operations and their cash flows for the period from August 1, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the United
States Bankruptcy Court for the Northern District of Ohio confirmed the
Company's Third Amended Joint Plan of Reorganization (the "plan") on June 18,
2003. Confirmation of the plan resulted in the discharge of all claims against the Company that arose before November 16, 2000 and substantially alters or terminates all rights and interests of equity security holders as provided for in the plan. The plan was substantially consummated on August 1, 2003 and the
Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of August 1, 2003.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 9, 2004

                                       2

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Wheeling-Pittsburgh Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows, and changes in stockholders'
equity present fairly, in all material respects, the financial position of
Wheeling-Pittsburgh Corporation and its subsidiaries (Predecessor Company) at
December 31, 2002 and the results of their operations and their cash flows for the period from January 1, 2003 to July 31, 2003, and for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the Company filed a petition on November 16, 2000 with the United States Bankruptcy Court for the Northern District of Ohio for reorganization under the provisions of
Chapter 11 of the Bankruptcy Code. The Company's Third Amended Joint Plan of
Reorganization was substantially consummated on August 1, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the
Company adopted fresh start accounting.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 9, 2004

                                       3

                         WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEAR ENDED DECEMBER 31
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 REORGANIZED                 PREDECESSOR COMPANY
                                                                   COMPANY      ---------------------------------------------
                                                                 FIVE MONTHS    SEVEN MONTHS      YEAR ENDED      YEAR ENDED
                                                                    ENDED           ENDED        DECEMBER 31,    DECEMBER 31,
                                                                DEC. 31, 2003   JULY 31, 2003        2002            2001
                                                                -------------   -------------        ----            ----
REVENUES:
Net sales, including sales to affiliates of $101,501,
   $164,273, $258,681, $204,537                                  $   396,902     $   570,439     $   979,993     $   835,640
COST AND EXPENSES:
Cost of products sold, excluding depreciation, including cost of products sold to affiliates of $91,262, $143,840,
   $238,927, $204,107                                                395,950         563,832         894,449         866,065
Depreciation                                                          10,473          39,889          74,194          72,551
Selling, administrative and general expense                           23,564          29,906          46,993          47,173
Reorganization and professional fee expense                              (35)          8,140          11,755          14,200
                                                                 -----------     -----------     -----------     -----------
                                                                     429,952         641,767       1,027,391         999,989
                                                                 -----------     -----------     -----------     -----------
Operating loss                                                       (33,050)        (71,328)        (47,398)       (164,349)
Reorganization income (expense)
   Fair value adjustments                                                 --        (152,708)             --              --
   Gain on discharge of debt                                              --         557,541              --              --
   Other reorganization income (expense)                                  --          (4,758)          1,262           9,249
Interest expense on debt                                             (10,215)         (9,185)        (15,987)        (17,448)
Other income (expense)                                                 4,350           3,228           4,567             351
                                                                 -----------     -----------     -----------     -----------
Income (loss) before taxes                                           (38,915)        322,790         (57,556)       (172,197)
Tax provision (benefit)                                                   15            (641)             11              17
                                                                 -----------     -----------     -----------     -----------
Net income (loss)                                                $   (38,930)    $   323,431     $   (57,567)    $  (172,214)
                                                                 ===========     ===========     ===========     ===========
Basic and diluted loss per share attributable to common
   stockholders                                                  $     (4.10)              *               *               *
                                                                 ===========     ===========     ===========     ===========
Weighted average common shares outstanding basic and diluted       9,500,000               *               *               *
                                                                 ===========     ===========     ===========     ===========

* Prior to reorganization, the Company was a wholly-owned subsidiary of WHX
Corporation

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEET
                                AS OF DECEMBER 31
                             (DOLLARS IN THOUSANDS)

                                                                                      REORGANIZED     PREDECESSOR
                                                                                        COMPANY         COMPANY
                                                                                      DECEMBER 31,    DECEMBER 31,
                                                                                          2003            2002
                                                                                          ----            ----
                                     ASSETS
Current assets:
     Cash and cash equivalents                                                        $     4,767     $     8,543
     Trade receivables, less allowance for doubtful accounts of $2,061, and $1,314        104,025         130,593
     Inventories                                                                          146,895         184,091
     Prepaid expenses and deferred charges                                                 11,583           7,477
                                                                                      -----------     -----------
        Total current assets                                                              267,270         330,704
Investment in associated companies                                                         42,857          60,767
Property, plant and equipment, at cost less accumulated depreciation                      387,765         530,568
Deferred income tax benefits                                                               23,170          27,342
Restricted cash                                                                            87,138              --
Deferred charges and other assets                                                          60,686           9,735
                                                                                      -----------     -----------
                                                                                      $   868,886     $   959,116
                                                                                      ===========     ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Trade payables                                                                   $    76,108     $    71,048
     Short term debt                                                                       79,251         135,490
     Payroll and employee benefits payable                                                 57,862          36,339
     Accrued federal, state and local taxes                                                10,744           8,839
     Deferred income tax liabilities                                                       23,170          27,342
     Accrued interest and other liabilities                                                 9,672           8,326
     Long-term debt due in one year                                                         2,698          43,575
                                                                                      -----------     -----------
          Total current liabilities                                                       259,505         330,959
Long-term debt                                                                            340,696          13,177
Other employee benefit liabilities                                                        142,433          15,514
Other liabilities                                                                          21,639          20,336
Liabilities subject to compromise                                                              --         890,301
                                                                                      -----------     -----------
          Total liabilities                                                               764,273       1,270,287
                                                                                      -----------     -----------
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock - $.01 Par value; 10 million shares issued and outstanding                       100              --
Additional paid-in capital                                                                149,901         335,138
Deferred compensation                                                                      (6,458)             --
Accumulated deficit                                                                       (38,930)       (646,309)
                                                                                      -----------     -----------
                                                                                          104,613        (311,171)
                                                                                      -----------     -----------
                                                                                      $   868,886     $   959,116
                                                                                      ===========     ===========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31
                             (DOLLARS IN THOUSANDS)

                                                                       REORGANIZED               PREDECESSOR COMPANY
                                                                         COMPANY     -------------------------------------------
                                                                       FIVE MONTHS   SEVEN MONTHS     YEAR ENDED     YEAR ENDED
                                                                          ENDED          ENDED       DECEMBER 31,   DECEMBER 31,
                                                                      DEC. 31, 2003  JULY 31, 2003       2002           2001
                                                                      -------------  -------------       ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                       $ (38,930)     $ 323,431      $ (57,567)     $(172,214)
Items not affecting cash from operating activities:
   Depreciation                                                            10,473         39,889         74,194         72,551
   Other postretirement benefits                                           (4,608)        (1,565)       (10,708)        (9,025)
   Pension expense                                                             --             --             --            860
   Equity income of affiliated companies                                   (1,708)        (2,544)        (3,882)        (1,274)
   Stock based compensation                                                 1,041             --             --             --
Reorganization items:
   Fair value adjustments                                                      --        152,708             --             --
   Gain on discharge of debt                                                   --       (557,541)            --             --
   Other reorganization (income) expense                                       --          4,758         (1,262)        (9,249)
Decrease (increase) from working capital elements:
   Trade receivables                                                        8,391         17,944        (24,131)        21,206
   Inventories                                                              7,769         19,769        (10,974)        36,705
   Trade payables                                                          (6,990)         9,900          9,749          6,062
   Other current assets                                                    (5,012)           918          1,425          9,824
   Other current liabilities                                              (11,874)          (306)        12,483         (9,019)
   Other items--net                                                         6,190         (9,902)        (6,135)         2,732
                                                                        ---------      ---------      ---------      ---------
Net cash used in operating activities                                     (35,258)        (2,541)       (16,808)       (50,841)
                                                                        ---------      ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Plant additions and improvements                                       (37,828)        (2,866)       (10,971)        (5,033)
   Payments from affiliates                                                   325            600             --          1,031
   Construction of equipment using restricted cash                         24,862             --             --             --
   Proceeds from sales of assets due to Chapter 11 proceedings                 --            201          1,320         16,808
   Dividends from affiliated companies                                         --          2,728          1,765          3,750
                                                                        ---------      ---------      ---------      ---------
Net cash provided by (used in) investing activities                       (12,641)           663         (7,886)        16,556
                                                                        ---------      ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Long-term debt borrowings (payments)                                      (209)        (1,334)        16,408          5,253
   Short term debt (DIP Facility) borrowings                                   --          1,724          8,286          3,293
   Book overdraft                                                           3,157            327            957          1,189
   Short term debt borrowings (payments)                                   42,336             --             --             --
   Receivables from affiliates                                                 --             --             --         16,602
                                                                        ---------      ---------      ---------      ---------
Net cash provided by financing activities                                  45,284            717         25,651         26,337
                                                                        ---------      ---------      ---------      ---------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                           (2,615)        (1,161)           957         (7,948)
Cash and cash equivalents at beginning of period                            7,382          8,543          7,586         15,534
                                                                        ---------      ---------      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $   4,767      $   7,382      $   8,543      $   7,586
                                                                        =========      =========      =========      =========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                         FOR THE YEAR ENDED DECEMBER 31,
                             (DOLLARS IN THOUSANDS)

                                            SHARES          COMMON       ADDITIONAL       DEFERRED        RETAINED
                                         OUTSTANDING         STOCK    PAID-IN CAPITAL   COMPENSATION      EARNINGS          TOTAL
                                         -----------         -----    ---------------   ------------      --------          -----
   PREDECESSOR COMPANY
Balance at December 31, 2001                     100     $         0    $   335,138     $         0     ($  588,742)    ($  253,604)
Net loss                                          --              --             --              --         (57,567)        (57,567)
Balance at December 31, 2002                     100              --        335,138              --        (646,309)       (311,171)
Net income                                        --              --             --              --         323,431         323,431
Fresh start adjustment                          (100)             --       (335,138)             --         322,878         (12,260)
Balance at July 31, 2003 (prior to
   issuance of stock at
   reorganization)                                --              --             --              --              --              --
                                         ===========     ===========    ===========     ===========     ===========     ===========

   REORGANIZED COMPANY
Issuance of stock at
   reorganization at July 31, 2003
   (prior to restricted stock
   award)                                  9,500,000     $        95    $   142,405     $         0     $         0     $   142,500
Shares issued on July 31, 2003 for
   restricted stock award plans              500,000               5          7,495          (7,500)             --              --
Compensation expense recognized                   --              --             --           1,042              --           1,042
Stock option grants                               --              --              1              --              --               1
Net loss                                          --              --             --              --         (38,930)        (38,930)
                                         -----------     -----------    -----------     -----------     -----------     -----------
Balance at December 31, 2003              10,000,000     $       100    $   149,901     ($    6,458)    ($   38,930)    $   104,613
                                         ===========     ===========    ===========     ===========     ===========     ===========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--BANKRUPTCY AND REORGANIZATION

OVERVIEW

      Wheeling-Pittsburgh Corporation, or WPC, is a Delaware holding company that, together with its several subsidiaries and joint ventures, constitutes the sixth largest integrated producer of steel and steel products in the United
States. Our principal operating subsidiary is Wheeling-Pittsburgh Steel
Corporation, or WPSC, a Delaware corporation whose headquarters are located in
Wheeling, West Virginia. WPC was organized as a Delaware corporation on June 27,
1920 under the name Wheeling Steel Corporation.

      We produce flat rolled steel products for the construction industry, steel service centers, converters, processors, and the container, automotive and appliance industries. Our product offerings are focused predominately on higher value-added finished steel products such as cold-rolled products, tin and zinc coated products and fabricated products. In addition, we produce semi-finished steel products and hot-rolled steel products, which represent the least processed of our finished goods.

      An operating division of WPSC, Wheeling Corrugating Company, also referred to as WCC, manufactures our fabricated steel products for the construction, agricultural and highway industries. WPSC also holds a percentage ownership interest in two joint ventures that, together with WCC, account for nearly half of our sales. These joint ventures, Wheeling-Nisshin, Inc. and Ohio Coatings
Company, also referred to as OCC, produce value-added steel products from materials and products supplied by us.

BANKRUPTCY AND REORGANIZATION

      On November 16, 2000, WPC and eight of our then existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy
Code in the United States Bankruptcy Court for the Northern District of Ohio. We
commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then existing directors and officers as
debtors-in-possession subject to the supervision of the Bankruptcy Court.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of
Reorganization on December 20, 2002, our First Amended Joint Plan of
Reorganization on January 9, 2003, our Second Amended Joint Plan of
Reorganization on May 5, 2003 and our Third Amended Joint Plan of Reorganization
on May 19, 2003, reflecting the final negotiations with pre-petition note holders, pre-petition trade creditors and unionized employees. Our plan of reorganization was confirmed on June 18, 2003 and became effective on August 1,
2003. We realized approximately $558 million in cancellation of debt income as a result of our reorganization.

      Following is a summary of some of the significant transactions consummated on or about the effective date of our plan of reorganization:

      o     WPC amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of
            State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

      o     WPC exchanged, on a pro rata basis, $275 million in senior notes and
            $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in new
            Series A secured notes issued by WPSC, which are collateralized by a second lien on our tangible and intangible assets (other than our accounts receivable and inventory) and our equity interests in our joint ventures and a third lien on our accounts receivable and inventory, $20 million in new Series B secured notes issued by WPSC, which are collateralized by a fifth lien on our tangible and intangible assets, our equity interests in our joint ventures, and our accounts receivable and inventory, and 3,410,000 shares of new common stock of WPC constituting 34.1% thereof.

      o     WPC cancelled its then-existing senior notes and related indenture and its then-existing term notes and the related term loan agreement.

      o     WPC cancelled all shares of its common stock that existed prior to the implementation of our plan of reorganization, at which point we ceased to be a subsidiary of WHX Corporation.

      o     WPSC entered into a new $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan
            Guarantee Board, the State of West Virginia, WPC and WPSC's
            subsidiaries and is collateralized by a first lien on our tangible and intangible assets (other than accounts receivable and inventory)
            and our equity interests in our joint ventures and a second lien on our accounts receivable and inventory. We also entered into a new
            $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interests in our joint ventures.

      o     All of our obligations under our $195 million debtor-in-possession credit facility were satisfied in full and discharged.

      o     WPC and WPSC entered into an agreement with WHX Corporation providing for, among other things, a $10 million capital
            contribution by WHX Corporation, the cancellation of approximately
            $40 million in debt owed by us to WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with respect to our separation from WHX Corporation's employee pension plan.

      o     WPC and WPSC entered into an agreement with our unionized employees represented by the United Steelworkers of America (USWA) which modified our existing labor agreement to provide for, among other things, future pension arrangements with the United Steelworkers of
            America and reductions in our employee-related costs.

      o     WPC issued 4 million shares of its new common stock constituting 40%
            thereof for the benefit of USWA retirees in satisfaction of certain claims under our labor agreement and an additional 1 million shares of its new common stock constituting 10% thereof to or for the benefit of our salaried employees.

      o     WPC issued 1,590,000 shares of its new common stock constituting
            15.9% thereof to certain of our creditors in satisfaction of various unsecured claims, including claims relating to trade debt.

      There are still several matters pending in the Bankruptcy Court, including the resolution of disputed unsecured and administrative claims and certain preference actions and other litigation where we are seeking to recover monies.
Certain of the stock issued pursuant to the Plan of Reorganization has been reserved for distribution to creditors pending resolution of certain disputed claims. If those claims are ultimately allowed in whole or in part by the
Bankruptcy Court, the appropriate amount of stock will be distributed to those claimants; if the claims are disallowed, the stock will be distributed to other creditors of the same class, pro rata. To the extent that certain administrative and secured claims are allowed by the Bankruptcy Court, those claims will be paid in cash. If and to the extent those claims are allowed as pre-petition unsecured claims, then those creditors will receive stock, which has been reserved as described above. In addition, we are the plaintiffs in a number of preference actions, where we are seeking to recover monies from creditors. We do not believe that any of these remaining bankruptcy proceedings, individually or in the aggregate, will have a material effect on us.

FRESH-START REPORTING

      In accordance with Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the Company adopted the provisions of fresh-start reporting as of July 31, 2003. In adopting the requirements of fresh-start reporting, the Company engaged an independent financial advisor to assist in the determination of the enterprise value of the entity. This value was based upon various valuation methods, including discounted cash flow methodologies, analysis of comparable steel companies, and other applicable ratios and economic industry information relevant to the operations of the Company. The estimated total equity value of the Reorganized
Company aggregating approximately $150 million was determined after taking into account the values of the obligations assumed in connection with the Joint Plan of Reorganization.

      The following reconciliation of the Predecessor Company's consolidated balance sheet as of July 31, 2003 to that of the Reorganized Company as of July
31, 2003 was prepared with the adjustments that give effect to the reorganization and fresh-start reporting. Since the December 31, 2003 financial statements have been prepared as if the Company is a new reporting entity, a black line has been shown on the financial statements to separate current results from prior-period information because they are not prepared on a comparable basis.

      The adjustments entitled "Reorganization" reflect the consummation of the
Joint Plan of Reorganization, including the elimination of existing liabilities subject to compromise, and consolidated shareholders' deficit, and to reflect the aforementioned $150 million equity value.

      The adjustments entitled "Fair Value Adjustments" reflect the adoption of fresh-start reporting, including the adjustments to record property and equipment at its fair value.

      A reconciliation of fresh-start accounting recorded as of July 31, 2003 follows:

                         WHEELING-PITTSBURGH CORPORATION
                            AND SUBSIDIARY COMPANIES
                     REORGANIZED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                     PRE-                                                               POST-
                                                REORGANIZATION   REORGANIZATION                 FRESH START        REORGANIZATION
                                                JULY 31, 2003      ADJUSTMENTS                  ADJUSTMENTS         JULY 31, 2003
                                                -------------      -----------                  -----------         -------------
ASSETS
Current Assets:
   Cash and cash equivalents                     $     7,382      $        --                   $        --         $     7,382
   Trade receivables, less allowance for
     doubtful accounts of $1,916                     112,649             (233)                           --             112,416
   Inventories                                       164,322               --                        (9,658)            154,664
   Prepaid expenses and deferred charges               6,559               12                            --               6,571
                                                 -----------      -----------                   -----------         -----------
        Total current assets                         290,912             (221)                       (9,658)            281,033
Investment in associated companies                    59,982               --                       (19,505)[d]          40,477
Property, plant and equipment, at cost less
   accumulated depreciation                          493,514               --                      (133,301)[d]         360,213
Deferred income tax benefits                          27,342           (3,860) [b]                       --              23,482
Restricted cash                                           --          112,000  [a]                       --             112,000
Deferred charges and other assets                      8,964           42,844  [g]                    9,756 [g]          61,564
                                                 -----------      -----------                   -----------         -----------
                                                 $   880,714      $   150,763                   $  (152,708)        $   878,769
                                                 ===========      ===========                   ===========         ===========
LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
   Trade payables                                $    81,275      $    (1,334) [a]              $        --         $    79,941
   Short term debt                                   137,214         (100,299) [a]                       --              36,915
   Payroll and employee benefits payable              35,118           32,795  [c]                       --              67,913
   Accrued federal, state and local taxes             10,054            1,200  [a], [c]                  --              11,254
   Deferred income tax liabilities                    27,342           (3,860) [a], [c]                  --              23,482
   Accrued interest and other liabilities              8,026            2,647  [a], [c]                  --              10,673
   Long term debt due in one year                     43,433          (39,678) [a], [c], [f]             --               3,755
                                                 -----------      -----------                   -----------         -----------
     Total current liabilities                       342,462         (108,529)                           --             233,933
Long-term debt                                        11,985          327,863  [a], [c]                  --             339,848
Other employee benefit liabilities                    17,317          124,981  [c]                       --             142,298
Other liabilities                                     17,150            3,040  [a], [c]                  --              20,190
Liabilities subject to compromise                    879,455         (879,455) [c]                       --                  --
                                                 -----------      -----------                   -----------         -----------
     Total liabilities                             1,268,369         (532,100)                           --             736,269
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock - $.01 Par value; 10 million
   Shares issued and outstanding                          --              100  [c]                       --                 100
Additional paid-in capital                           335,138          149,900  [c] [g]             (335,138)[d]         149,900
Deferred compensation                                     --           (7,500) [e]                       --              (7,500)
Accumulated earnings (deficit)                      (722,793)         540,363  [b], [c], [f]        182,430 [d]              --
                                                 -----------      -----------                   -----------         -----------
                                                    (387,655)         682,863                      (152,708)            142,500
                                                 -----------      -----------                   -----------         -----------
                                                 $   880,714      $   150,763                   $  (152,708)        $   878,769
                                                 ===========      ===========                   ===========         ===========

FOOTNOTES:

[a] Reflects the borrowing of the $250 million term loan proceeds and amounts under the post-petition revolver and the payments necessary to effect the Plan of Reorganization, such as the repayment of DIP facilities, cash distributions to creditors and the payment of fees and expenses associated with the exit financing.

[b] Reflects the impact on retained earnings of reorganization expenses net of tax benefit.

[c] Reflects the settlement of liabilities subject to compromise, including the distribution of cash, notes and equity to the pre-petition creditors, the assumption of OPEB and other pre-petition liabilities (capital leases, employee benefits, taxes). Also, reflects the cancellation of debt income.

[d] Reflects the adjustments to reflect "Fresh Start" accounting. These entries include the write-down of property, plant and equipment and joint venture interests to their appraised values, elimination of retained earnings and additional paid-in capital.

[e] Reflects restricted stock awards for the distribution of employee equity into trust.

[f] Reflects the cancellation of debt as a result of WHX Corporation forgiving its portion of the DIP term loan.

[g] Reflects the pre-funding of VEBA obligations with 4,000,000 shares of the
Company's common stock, intangible asset related to joint venture supply agreements, and goodwill.

SETTLEMENT AND RELEASE AGREEMENT WITH WHX

      On May 29, 2001, WPC entered into a Settlement and Release Agreement with
WHX as a compromise of disputed claims and issues, which was approved by the
Bankruptcy Court. The principal terms of the agreement were that (i) WHX would pay $17 million to WPC; (ii) WHX agreed to purchase specified assets of
Pittsburgh-Canfield Corporation (PCC) for an aggregate purchase price of $15 million plus the assumption of certain trade payables of PCC; (iii) the Tax
Sharing Agreements between WHX and WPC would be terminated; (iv) WHX agreed not to charge WPC or any of its subsidiaries for any funding contributions or expense with respect to any defined benefit pension plans through and including the effective date of the Plan of Reorganization on July 31, 2003; and (v) WPC
and/or any of its subsidiaries agreed to forego any claims then existing against
WHX and its subsidiaries that were not part of WPC.

SALE OF PITTSBURGH-CANFIELD CORPORATION ASSETS

      On June 29, 2001, the Company executed an Asset Purchase Agreement with
PCC Acquisition Co. Inc. ("PCC Acquisition Co."), a wholly-owned subsidiary of
WHX. The agreement provided for the sale of all assets to and the assumption of certain liabilities of PCC by PCC Acquisition Co. in exchange for $15 million. A
Transition Services Agreement and a Steel Supply Agreement were also executed to facilitate the continuing operation of the business. PCC loaned the net proceeds to WPSC. An intercompany note receivable was recorded on PCC's books. As part of the agreement, PCC changed its name to PCC Survivor Corp.

      NOTE B--NEW LABOR AGREEMENT

      The effective date of the new labor agreement with the USWA is August 1,
2003 and it expires on September 1, 2008. The new labor agreement provides for, among other things:

      o     A buyout program for up to 650 employees to voluntarily terminate their employment and receive up to $40,000 and, if pension eligible, credit for all years of pension service at $40 per month per year of service.

      o     Regular increases to bring wages up to parity with the pattern agreement by May 1, 2005.

      o     Termination of the current medical and life insurance program for past retirees and the establishment of a new VEBA trust, primarily funded by profit sharing contributions and 40% of WPC's common stock post-reorganization.

      o     The establishment of a new medical and life insurance program for future retirees similar to that of active employees.

      o     A new profit sharing plan based on operating profit. The Company has the right to pay profit sharing payments in either stock or notes.

      o     Termination of accrual of service under the WHX pension plan as of
            July 1, 2003. All USWA represented employees will now be covered under the Steelworkers Pension Trust, a multi-employer defined benefit pension plan.

NOTE C--ACCOUNTING POLICIES

      The accounting policies presented below have been followed in preparing the accompanying consolidated financial statements.

BASIS OF PRESENTATION

      As a result of the Company's emergence from Chapter 11 bankruptcy and the application of fresh start reporting, consolidated financial statements for the
Company for the periods subsequent to July 31, 2003, the effective date of the
Company's plan of reorganization, are referred to as the "Reorganized Company."
Such financial statements are not comparable to those for the periods prior to
July 31, 2003, which are referred to as the "Predecessor Company." A black line has been drawn in the consolidated financial statements to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the
Predecessor Company. Aside from the effects of fresh start reporting and new accounting pronouncements, adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company with the exception of depreciation accounting (see below).

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of all subsidiary companies. All significant intercompany accounts and transactions are eliminated in consolidation. The Company uses the equity method of accounting for investments in unconsolidated companies owned 20% or more.

LOSS PER SHARE

      Basic loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding adjusted for potentially dilutive securities.

      Pursuant to the plan of reorganization, WPC cancelled all shares of its common stock that existed prior to the reorganization, at which point we ceased to be a subsidiary of WHX Corporation. WPC issued ten million shares of its new common stock in satisfaction of certain claims. The ten million shares issued

                                       10

included 500,000 shares issued as restricted stock awards which vest over three years, one-third on each anniversary date. The restricted stock awards are excluded from the weighted average shares outstanding until such time as the restrictions lapse. Outstanding stock options and stock grants are anti-dilutive and excluded from the calculation.

                                                     LOSS PER SHARE
                                                     --------------
                                           FIVE MONTHS ENDED DECEMBER 31, 2003
                                           LOSS           SHARES       PER SHARE
                                        (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                        -----------   -------------     ------
BASIC EPS AND DILUTED EPS LOSS
   AVAILABLE TO COMMON SHAREHOLDERS     $ (38,930)      9,500,000      $  (4.10)

BUSINESS SEGMENT

      The Company is primarily engaged in one line of business and has one industry segment, which is the making, processing and fabricating of steel and steel products. The Company's products include hot rolled and cold rolled sheet, and coated products such as galvanized, prepainted and tin mill sheet. The
Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, form deck, floor deck, culvert, bridge form and other products used primarily by the construction, highway and agricultural markets.

      Through an extensive mix of products, the Company markets to a wide range of manufacturers, converters and processors. The Company's 10 largest customers
(including Wheeling-Nisshin, an affiliate in which the Company has a 35.7%
ownership interest and Ohio Coatings Company ("OCC"), an affiliate in which the
Company has a 50% ownership interest) accounted for approximately 42.5% of its net sales in 2003, 50.4% in 2002 and 43.9% in 2001. Wheeling-Nisshin and OCC
were the only customers to account for more than 10% of net sales in 2003.
Wheeling-Nisshin accounted for 16.3% of net sales in 2003, 15.6% in 2002 and
14.6% in 2001. OCC accounted for 11.2% of net sales in 2003 and 10.6% of net sales in 2002. Nittetsu Shoji America accounted for 10.3% of net sales in 2002.
Geographically, the majority of the Company's customers are located within a
350-mile radius of the Ohio Valley. However, the Company has taken advantage of its river-oriented production facilities to market via barge into more distant locations such as the Houston, Texas and St. Louis, Missouri areas. The Company has acquired regional facilities to service an even broader geographical area.

REVENUE RECOGNITION

      Revenue from the sale of products is recognized when both risk of loss and title have transferred to the customer, which generally coincides with the time such products are shipped. Shipping charges billed to customers are recorded as revenues.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.

INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is determined by the last-in first-out ("LIFO") method for substantially all inventories. In
2003 and 2002, approximately 98% and 92%, respectively, of inventories are valued using the LIFO method.

PROPERTY, PLANT AND EQUIPMENT

      With the adoption of fresh start reporting, property, plant and equipment carrying values were stated at fair value as of August 1, 2003. Property, plant and equipment purchased subsequent to the adoption of fresh start accounting are stated at cost. Prior to July 31, 2003, property, plant and equipment was stated
at cost less accumulated depreciation. The Company periodically evaluates property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be

                                       11

recoverable. Given the Company's integrated operations, asset impairment evaluations are generally done on a group basis as that is the lowest level at which cash flows can be separately identified.

      Depreciation is computed on the straight-line method over the estimated useful life for financial statement purposes and accelerated methods for income tax purposes. The estimated useful lives range from 3 to 40 years. Interest cost is capitalized as required on qualifying assets during the assets' acquisition period. Capitalized interest cost is amortized over the estimated useful life of the underlying asset.

      Prior to August 1, 2003, the Company computed depreciation on the straight-line or a modified units of production method. Under the modified units of production method, the straight-line method was adjusted based upon an activity factor for operating assets. Adjusted annual depreciation was not less than 60% nor more than 110% of straight-line depreciation. Accumulated depreciation after adjustment was not less than 75% nor more than 110% of straight-line depreciation.

      The Company plans for major repair and maintenance costs. Such costs that extend the useful life of the asset are separately capitalized in property, plant and equipment and depreciated over the estimated useful life. All other repair and maintenance costs are expensed as incurred.

SOFTWARE CAPITALIZATION

      Costs incurred for the development or purchase of internal use software are capitalized and are amortized over the useful lives of such software, which is generally five years or less.

PENSIONS

      The Company maintains both tax qualified defined benefit and defined contribution pension plans. The defined benefit pension obligations for USWA represented employees are accounted for by the steelworkers pension trust as a multi-employer plan. As such, the Company records pension expense based on allocations from the steelworkers pension trust. Defined benefit pension obligations for salaried employees are recorded on our books. Costs for the defined contribution plans are being funded currently, with expense being recorded at the time of funding.

INCOME TAXES

      The Company accounts for income taxes in accordance with Statement of
Financial Accounting Standards No. 109, "Accounting for Income Taxes".
Recognition is given in the accounts for the income tax effect of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the liability method. A valuation allowance is provided against deferred tax assets where it is considered more likely than not that the Company will not realize the benefit of such assets.

ENVIRONMENTAL MATTERS

      The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

      Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

GOODWILL

      Goodwill totaling $30.0 million is included in "Deferred Charges and Other
Assets" as of December 31, 2003. The goodwill was recorded as part of "Fresh
Start" reporting on July 31, 2003, upon emergence from bankruptcy. As part of the provisions of SOP 90-7, we were required to adopt on July 31, 2003 all accounting guidance that was going to be effective within a twelve-month period.
Management will evaluate the goodwill annually for impairment to its carrying value.

                                       12

RESTRICTED CASH

      An escrow account was funded with $112 million of the term loan proceeds upon emergence from bankruptcy for the exclusive use of the electric arc furnace project. As of December 31, 2003, the restricted cash account totaled $87.1 million.

NEW ACCOUNTING STANDARDS

      As part of the provisions of SOP 90-7, we were required to adopt on July
31, 2003 all accounting guidance that was going to be effective within a twelve-month period.

      The Company adopted Statement of Financial Accounting Standards (SFAS) No.
143 "Accounting for Asset Retirement Obligations", effective January 1, 2003.
SFAS 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. SFAS No. 143 requires that an asset retirement cost be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The adoption did not have a material impact on the Company.

      In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies
Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for
Certain Employee Termination Benefits and Other Costs to Exit an Activity
(including Certain Costs Incurred in a Restructuring)." Under EITF Issue 94-3, a
liability for an exit activity was recognized at the date of an entity's commitment to an exit plan. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 will impact the timing of the recognition of costs associated with an exit or disposal activity, The Company has adopted SFAS 146 but has not experienced any activity since its reorganization that would require application of SFAS 146.

      In January 2003, the FASB issued SFAS 148, "Accounting for Stock-Based
Compensation-Transition and Disclosure." SFAS 148 amends current disclosure requirements and requires prominent disclosures on both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted SFAS 148 which was effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

      In May 2003 the FASB issued SFAS 150 "Accounting for Certain Financial
Instruments with Characteristics of Both Liabilities and Equity." This Statement
establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as liability or an asset in some circumstances. In most cases these instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15,
2003. The adoption of this standard did not have an impact on the Company's financial statements.

      In November 2002, the FASB issued FASB Interpretation No. (FIN) 45,
"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including
Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The recognition and measurement provisions are effective on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption did not have a material impact on the
Company.

      In January 2003, the FASB issued FIN 46 (revised December 2003),
"Consolidation of Variable Interest Entities", an interpretation of ARB No. 51, which addresses consolidation by business enterprises of variable interest entities that do not have sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support from other parties or whose equity investors lack characteristics of a controlling

                                       13

financial interest. The Interpretation provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. It also provides guidance related to the initial and subsequent measurement of assets, liabilities and non-controlling interests in newly consolidated variable interest entities and requires disclosures for both the primary beneficiary of a variable interest entity and other beneficiaries of the entity. FIN 46 must be applied to all entities subject to this Interpretation as of March 31, 2004. However, prior to the required application of this
Interpretation, FIN 46 must be applied to those entities that are considered to be special-purpose entities as of December 31, 2003. There was no financial statement impact from the application of this Interpretation at December 31,
2003.

NOTE D--PENSIONS, OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PROGRAMS

      The Company provides defined contribution pension programs for both hourly and salaried employees, and prior to August 12, 1997, also provided a defined contribution pension program for USWA-represented employees. These tax qualified defined contribution plans provide, in the case of hourly employees, an increasing Company contribution per hour worked based on the age of its employees. A similar tax qualified plan for salaried employees provides defined
Company contributions based on a percentage of compensation dependent upon age and in certain cases age and service of its employees. The Company also established a supplemental defined benefit pension plan for its salaried employees.

      As of December 31, 2003, $1.0 million of fully vested funds are held in trust for benefits earned under the WCC hourly defined contribution pension plans and $36.9 million of fully vested funds are held in trust for benefits earned under the salaried employees defined contribution plan. Approximately
42.1% of the assets are invested in equities, 16.1% are in fixed income investments, and 41.2% in other (hedge funds). The balance is in cash and cash equivalents. All plan assets are invested by professional investment managers.

      All pension provisions charged against income totaled $3.3 million, $1.9 million, $3.8 million and $4.9 million in the 5 months ended December 31, 2003, the 7 months ended July 31, 2003, in 2002 and 2001, respectively.

DEFINED BENEFIT PLANS

      The Company established a defined benefit pension plan for
USWA-represented employees pursuant to a labor agreement ratified in August
1997. The plan includes individual participant accounts of USWA-represented employees from the hourly-defined contribution plan and merges the assets of those accounts into the defined benefit plan. Prior to that date, benefits were provided through a defined contribution plan, the WPSC Retirement Security Plan
("Retirement Security Plan").

      The defined benefit pension plan covers employees represented by the USWA.
The plan also includes individual participant accounts from the Retirement
Security Plan. The assets of the Retirement Security Plan were merged into the
Defined Benefit Pension Plan. Since the plan includes the account balances from the Retirement Security Plan, the plan includes both defined benefit and defined contribution features. The gross benefit, before offsets, is calculated based on years of service and the current benefit multiplier under the plan. This gross amount is then offset for benefits payable from the Retirement Security Plan and benefits payable by the Pension Benefit Guaranty Corporation ("PBGC") from previously terminated plans. Individual employee accounts established under the
Retirement Security Plan are maintained until retirement. Upon retirement, the account balances are converted into monthly benefits that serve as an offset to the gross benefit, as described above. Aggregate account balances held in trust in individual employee accounts which will be available upon retirement to offset the gross benefit at December 31, 2003 totaled $141.3 million.

      In 1998 the Company established a supplemental defined benefit plan covering its salaried employees employed as of January 31, 1998, which provides a guaranteed minimum benefit based on years of service and compensation. The gross benefit from this plan is offset by the annuitized value of the defined contribution plan account balance and any benefits payable from the Pension
Benefit Guaranty Corporation from the previously terminated defined benefit pension plan.

                                       14

      As a result of the reorganization as of August 1, 2003 and per agreement with the PBGC and the USWA, all of the Company's pension plans which were a part of the WHX Pension Plan were "frozen". As a result of this action, the Company adopted a supplemental defined benefit pension plan to cover its salaried employees. This plan replicates the benefits provided by the WHX Pension Plan and is offset by benefits accrued under the WHX Pension Plan as of July 31,
2003.

      In addition, per the agreement with the USWA, the Company's USWA represented employees became participants in the Steelworker Pension Trust (SPT)
as of August 1, 2003. The SPT is a multi-employer pension plan with monthly
Company contributions based on hours worked by employees. The Company contributions as defined in the labor agreement provide for $.925 for hours worked from August 1, 2003 through February 9, 2004. Beginning on February 10,
2004 through June 9, 2005 the hourly contribution will be $1.17 and beginning on
June 10, 2005 and continuing through the balance of the term of the labor agreement the hourly contribution will be $2.08. The labor agreement also provides for 2 lump sum payments to be made. The first, due as of August 1,
2003, was $1,500 times the number of USWA employees as of August 1, 2003 and the second, due as of July 1, 2004 is $1,300 times the same number of employees.

      In 1998, WHX merged WPC's defined benefit pension plan with those of its wholly-owned Handy & Harman subsidiary. The merger eliminated WPC cash funding obligations estimated in excess of $135.0 million. WPC pension expense was allocated by the common parent and totaled $0.9 million in 2001. No pension expense was allocated by WHX to WPC in 2003 or 2002. Effective May 29, 2001, the
Company entered into an agreement with WHX, whereby WHX agreed not to charge the
Company for any pension expense through and including the effective date of the plan of reorganization. See Note A - Bankruptcy and Reorganization.

OTHER POSTRETIREMENT BENEFITS

      The traditional medical and life insurance benefits that were provided to past retirees was terminated on October 1, 2003. Pursuant to the new labor agreement, which we entered into in connection with our plan of reorganization, past retirees now receive medical and life insurance benefits under a VEBA trust. Future retirees under the new labor agreement will be covered by a medical and life insurance program similar to that of active employees. Eligible pensioners and surviving spouses shall be required to make monthly contributions for medical and prescription drug coverage. Because these benefits provided by us will be paid in the future over what could be many years, we use an independent actuary to help us estimate the accrued liability at each year-end balance sheet date. The two most significant assumptions used in determining the liability are the projected medical cost trend rate and the discount rate.

      We estimate the escalation trend in medical costs based on historical rate experience in our plans and through consultation with health care specialists.
We have assumed an initial escalation rate of 8.25% in calculating the 2003 obligation. This rate is assumed to decrease gradually to an ultimate rate of
4.75% in 2008 and remain at that level for all future years.

      The discount rate applied to our OPEB obligations is based on an estimate of the current interest rate at which our OPEB obligations could be settled at the balance sheet date. In estimating this rate, we consider high quality bond rates and the expected payout period of our OPEB obligations. Based on this evaluation, we lowered the discount rate used to measure our OPEB obligation at
December 31, 2003 from 6.5% to 6%. The amounts accrued at December 31, included the following components.

                                       15

                                                                                                 POSTRETIREMENT BENEFITS
                                                      PENSION BENEFITS                             OTHER THAN PENSIONS
                                         ------------------------------------------    --------------------------------------------
                                                   (DOLLARS IN THOUSANDS)                         (DOLLARS IN THOUSANDS)
                                         REORGANIZED                                   REORGANIZED
                                           COMPANY           PREDECESSOR COMPANY         COMPANY            PREDECESSOR COMPANY
                                         -----------     --------------------------    ------------   -----------------------------
                                                         FOR THE SEVEN
                                         FOR THE FIVE        MONTHS       FOR THE      FOR THE FIVE   FOR THE SEVEN    FOR THE YEAR
                                         MONTHS ENDED     ENDED JULY     YEAR ENDED    MONTHS ENDED    MONTHS ENDED        ENDED
                                           DEC. 31,           31,         DEC. 31,       DEC. 31,        JULY 31,        DEC. 31,
                                             2003            2003           2002           2003            2003            2002
                                             ----            ----           ----           ----            ----            ----
Change in benefit obligation:
   Benefit obligation at beg. of
     year                                 $      --       $      --      $      --      $ 102,108       $ 314,053       $ 307,080
   Service cost                                  29              --             --          1,042           1,701           2,431
   Interest cost                                 48              --             --          2,965          11,586          19,080
   Actuarial (gain) loss                      1,624              --             --         25,786              --           9,404
   Benefits paid                                153              --             --         (6,696)         (9,311)        (23,942)
   Decrease due to Collective
     Bargaining Agreement                        --              --             --             --        (215,921)             --
                                          ---------       ---------      ---------      ---------       ---------       ---------
   Benefit obligation at end of
     period                               $   1,854       $      --      $      --      $ 125,205       $ 102,108       $ 314,053
                                          ---------       ---------      ---------      ---------       ---------       ---------

Fair value of plan assets at end of
   period                                 $      --       $      --      $      --      $      --       $      --       $      --
                                          ---------       ---------      ---------      ---------       ---------       ---------
   Benefit obligation in excess of
     plan assets                          $  (1,854)      $      --      $      --      $(125,205)      $(102,108)      $(314,053)
   Unrecognized prior service credit          1,571              --             --             --              --         (11,252)
   Unrecognized net actuarial
     (gain) loss                                153              --             --         24,877              --         (38,298)
                                          ---------       ---------      ---------      ---------       ---------       ---------
   Net amount recognized at end of
     period                               $    (130)      $      --      $      --      $(100,328)      $(102,108)      $(363,603)
                                          ---------       ---------      ---------      ---------       ---------       ---------
   Amounts recognized in the
     statement of financial
     position consist of:
   Liabilities subject to compromise      $      --       $      --      $      --      $      --       $      --       $(360,518)
   Accrued benefit liability                   (130)             --             --       (100,328)       (102,108)         (3,085)
                                          ---------       ---------      ---------      ---------       ---------       ---------
   Net amount recognized                  $    (130)      $      --      $      --      $(100,328)      $(102,108)      $(363,603)
                                          =========       =========      =========      =========       =========       =========

                                       16

      Net periodic costs for postretirement benefits other than pensions
(principally health care and life insurance) for employees and covered dependents.

                                                                        POSTRETIREMENT BENEFITS
                                                                          OTHER THAN PENSIONS
                                                                          -------------------
                                                                         (DOLLARS IN THOUSANDS)
                                                 REORGANIZED
                                                   COMPANY                        PREDECESSOR COMPANY
                                                 FIVE MONTHS        SEVEN MONTHS            FOR THE YEARS ENDED
                                                    ENDED              ENDED                    DECEMBER 31,
                                                DEC. 31, 2003      JULY 31, 2003          2002               2001
                                                -------------      -------------          ----               ----
Components of net periodic cost:
   Service cost                                    $  1,042          $  1,701           $  2,431           $  2,180
   Interest cost                                      2,965            11,586             19,080             20,561
   Amortization of prior service credit                  --            (1,582)            (2,712)            (3,918)
   Recognized actuarial (gain)/loss                      --              (372)            (5,767)            (4,885)
                                                   --------          --------           --------           --------
   Total                                           $  4,007          $ 11,333           $ 13,032           $ 13,938
                                                   ========          ========           ========           ========

      The discount rate and rate of medical cost increases used in determining the benefit obligations were as follows.

                                                                              POSTRETIREMENT BENEFITS
                                    PENSION BENEFITS DISCOUNT              OTHER THAN PENSIONS DISCOUNT
                                              RATE                                     RATE
                                              ----                                     ----
                                    2003                 2002              2003                    2002
                                    ----                 ----              ----                    ----
Discount rate                        6.0%                 0.0%              6.0%                    6.5%
Medical care cost trend rate                                               8.25%                    9.0%

      For measurement purposes, medical costs are assumed to increase at annual rates as stated above and decline gradually to 4.75% in 2008 and beyond. The health care cost trend rate assumption has a significant effect on the costs and obligation reported. A 1% increase in the health care cost trend rate would result in approximate increases in the accumulated postretirement benefit obligation of $19.2 million. A 1% decrease in the health care cost trend rate would result in approximate decreases in the accumulated postretirement benefit obligation of $16.7 million. A 1% increase in the health care cost trend rate would result in approximate increases in postretirement benefit expenses of $1.8 million. A 1% decrease in the health care cost trend rate would result in approximate decreases in postretirement benefit expenses of $1.5 million.

401(K) PLAN

      Effective January 1, 1994, the Company began matching salaried employee contributions to the 401(k) plan with shares of WHX's Common Stock. Until
November 30, 2000, the Company matched 50% of the employee's contributions. The employer contribution was limited to a maximum of 3% of an employee's salary. As of November 30, 2000, the Company terminated the employer matching contribution benefit. On August 1, 2003, the Company contributed 500,000 shares to its salaried employees through its 401(k) plan, pursuant to its plan of reorganization. At December 31, 2003, 2002 and 2001, the 401(k) plan held
124,195 shares, 165,645 shares and 542,695 shares of WHX Common Stock, respectively.

POSTEMPLOYMENT BENEFITS

      The Company provides benefits to former or inactive employees after employment but before retirement. Those benefits include, among others, disability, severance and workers' compensation. The assumed discount rate used to measure the benefit liability was 6.0% at December 31, 2003 and 6.5% at
December 31, 2002. At December 31, 2003, Other Employee Benefit Liabilities
totaled $31.1 million. At December 31, 2002, liabilities of $1.1 million and
$16.7 million were included in Other Employee Benefit Liabilities and
Liabilities Subject to Compromise - Other Liabilities, respectively.

                                       17

COAL INDUSTRY RETIREE HEALTH BENEFIT ACT

      The Coal Industry Retiree Health Benefit Act of 1992 ("the Act") created a new United Mine Workers of America postretirement medical and death benefit plan to replace two existing plans which had developed significant deficits. The Act assigns companies the remaining benefit obligations for former employees and beneficiaries, and a pro rata allocation of benefits related to unassigned beneficiaries (orphans). The Company's obligation under the Act relates to its previous ownership of coal mining operations.

      In 2003 the courts determined that certain retirees and dependents were not the responsibility of WPSC. In the fourth quarter of 2003, WPSC received net cash proceeds of $7.2 million for premiums previously paid which was recorded as income at that time.

      At December 31, 2003, the actuarially determined liability discounted at
6.0%, covering 40 assigned retirees and dependents and 25 orphans, totaled $2.9 million. At December 31, 2002, the actuarially determined liability discounted at 6.5%, covering 348 assigned retirees and dependents and 157 orphans, totaled
$10.4 million.

NOTE E--INCOME TAXES

      The provision for income taxes consisted of the following:

                                                                      INCOME TAXES
                                                                      ------------
                                                                 (DOLLARS IN THOUSANDS)

                                                                           PREDECESSOR COMPANY
                                           REORGANIZED                     -------------------
                                          FOR THE FIVE       FOR THE SEVEN
                                          MONTHS ENDED       MONTHS ENDED       FOR THE YEAR ENDED DECEMBER 31,
                                          DEC. 31, 2003      JULY 31, 2003          2002              2001
                                          -------------      -------------          ----              ----
Current
   Federal tax provision (benefit)          $        8        $     (659)        $       --        $       --
   State tax provision                               6                18                 11                17
                                            ----------        ----------         ----------        ----------

Total income taxes current                          14              (641)                11                17
Deferred
   Federal tax provision (benefit)                   1                --                 --                --
                                            ----------        ----------         ----------        ----------
Income tax provision (benefit)              $       15        $     (641)        $       11        $       17
                                            ==========        ==========         ==========        ==========

      Total federal and state income taxes paid in 2003, 2002 and 2001 were $0.0 million, $0.0 million and $0.1 million, respectively. The Company received a federal tax refund of $0.6 million in the predecessor period ended July 31, 2003 due to a ten year carry-back of certain provisions included in the 2002 tax act.

      The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate of
35% to pretax income as follows:

                                                                              TAX PROVISION
                                                                              -------------
                                                                         (DOLLARS IN THOUSANDS)

                                                   REORGANIZED                     PREDECESSOR COMPANY
                                                     COMPANY                       -------------------
                                                  FOR THE FIVE       FOR THE SEVEN
                                                  MONTHS ENDED       MONTHS ENDED
                                                    DEC. 31,           JULY 31,         FOR THE YEAR ENDED DECEMBER 31,
                                                      2003               2003               2002               2001
                                                      ----               ----               ----               ----
     Loss before taxes                             $ (38,915)         $ 322,790          $ (57,556)         $(172,197)
                                                   =========          =========          =========          =========
Tax provision (benefit) at statutory rate          $ (13,621)         $ 112,977          $ (20,145)         $ (60,269)
Increase (reduction) in tax due to:
   Equity earnings                                      (757)              (712)            (1,086)              (388)
   State income tax net of federal effect                  4                 12                  7                 11
   Change in valuation allowance                      14,364             27,941             21,158             60,588
   Fresh start adjustment                                 --           (140,205)                --                 --
   Other                                                  25               (654)                77                 75
                                                   ---------          ---------          ---------          ---------
Tax provision (benefit)                            $      15          $    (641)         $      11          $      17
                                                   =========          =========          =========          =========

                                       18

      Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. The type of differences that give rise to deferred income tax liabilities or assets are shown in the following table:

                                                                         DEFERRED INCOME TAXES
                                                                         ---------------------
                                                                         (DOLLARS IN MILLIONS)
                                                                    REORGANIZED          PREDECESSOR
                                                                      COMPANY              COMPANY
                                                                           AS OF DECEMBER 31,
                                                                           ------------------
                                                                       2003                  2002
                                                                       ----                  ----
Deferred Income Tax Sources:
ASSETS
Postretirement and postemployment employee benefits                 $     35.4            $    130.0
Operating loss carryforward (expiring in 2011 to 2023)                   116.8                 220.2
Minimum tax credit carryforwards (indefinite carryforward)                  --                  18.2
Pension and employee benefits                                             23.4                    --
Provision for expenses and losses                                         20.6                  24.8
Leasing activities                                                         8.8                  12.4
State income taxes (net of federal benefit)                               11.7                   1.1
Miscellaneous other                                                       10.6                   0.5
                                                                    ----------            ----------
   Deferred tax assets                                              $    227.3            $    407.2
                                                                    ==========            ==========
LIABILITIES
Property, plant and equipment                                       $    (54.2)           $   (112.7)
Inventory                                                                (31.2)                (31.2)
State income taxes (net of federal benefit)                              (11.8)                 (0.7)
Miscellaneous other                                                       (0.6)                 (0.4)
                                                                    ----------            ----------
   Deferred tax liability                                                (97.8)               (145.0)
Valuation allowance                                                     (129.8)               (262.2)
                                                                    ----------            ----------
Deferred income tax liability--net                                  $     (0.3)           $       --
                                                                    ==========            ==========

      As a result of the implementation of the Company's plan of reorganization, various differences giving rise to deferred income tax liabilities or assets were revalued. Additionally, in conjunction with the Company's emergence from bankruptcy during 2003, certain tax attributes including net operating losses and tax credits were reduced or eliminated in exchange for tax-free treatment of cancellation of indebtedness income. The revaluation and/or reduction of deferred tax asset and liability components amounted to a net reduction of tax benefit amounting to approximately $190.7 million for which a valuation allowance had been previously established.

      Subject to certain rules relating to the use of tax attributes upon emergence from bankruptcy, the Company has the ability to use such attributes -
namely net operating losses - without restriction. However, due to uncertainties surrounding future realization of these benefits, a full valuation allowance remains in place against the Company's net deferred tax asset. To the extent that such a benefit is capable of being utilized in the future, the recognition of the benefit will first go to reduce intangible assets, if any, and then as a direct addition to equity. During the post-emergence period of 2003, the
Company's valuation allowance increased $29.9 million largely due to the increase in net operating losses for which uncertainty exists as to their realizability.

      The statute of limitations has expired for years through 1999. Federal tax returns have been examined by the Internal Revenue Service through 1997.
Additionally, while the Company is no longer affiliated with WHX Corporation, the Company's former parent, the Company's tax attributes could be impacted by an audit of WHX for those years in which the Company was still a part of the WHX affiliated group. Management believes it has adequately provided for all taxes on income.

                                       19

NOTE F--INVENTORIES

                                                      INVENTORIES
                                                      -----------
                                                (DOLLARS IN THOUSANDS)
                                      REORGANIZED                   PREDECESSOR
                                        COMPANY                       COMPANY
                                                  AS OF DECEMBER 31,
                                                  ------------------
                                          2003                          2002
                                          ----                          ----
Finished products                      $  31,227                     $  31,705
In-process                                90,170                       112,319
Raw materials                             26,808                        22,544
Other materials and supplies                 378                        17,054
                                       ---------                     ---------
                                         148,583                       183,622
LIFO reserve                              (1,688)                          469
                                       ---------                     ---------
                                       $ 146,895                     $ 184,091
                                       =========                     =========

      During 2003, 2002 and 2001, certain inventory quantities were reduced, resulting in liquidations of LIFO inventories, the effect of which increased income by $2.2 million in 2003, decreased income by approximately $0.8 million in 2002, and increased income by $4.8 million in 2001.

NOTE G--PROPERTY, PLANT AND EQUIPMENT

                                                  PROPERTY, PLANT AND EQUIPMENT
                                                  -----------------------------
                                                      (DOLLARS IN THOUSANDS)
                                                  REORGANIZED        PREDECESSOR
                                                    COMPANY            COMPANY
                                                        AS OF DECEMBER 31,
                                                        ------------------
                                                       2003              2002
                                                       ----              ----
Land and mineral properties                        $    8,529        $   39,480
Buildings, machinery and equipment                    318,681         1,175,053
Construction in progress                               70,606            32,390
                                                   ----------        ----------
                                                      397,816         1,246,923
Less accumulated depreciation and amortization         10,051           716,355
                                                   ----------        ----------
                                                   $  387,765        $  530,568
                                                   ==========        ==========

      The basis of property, plant and equipment was revalued to fair market value in accordance with SOP 90-7. The overall write-down of property, plant and equipment was approximately $133.3 million at July 31, 2003.

      Depreciation expense calculated using the straight-line method amounted to
$10.1 million at December 31, 2003. Prior to reorganization, the Company utilized the modified units of production method of depreciation which correlated a time factor to the physical wear and tear of the equipment based upon the level of raw steel production. For the periods ended July 31, 2003,
December 31, 2002 and December 31, 2001, depreciation adjustments under the modified units of production method reduced straight-line depreciation by $2.3 million, $0.9 million and $1.8 million respectively.

      As of December 31, 2003 and December 31, 2002, the Company had two capital leases in the amount of $8.1 million and $7.1 million respectively. These capital leases were classified as long-term debt in 2003 and as Debt in
Liabilities Subject to Compromise in 2002.

NOTE H--LIABILITIES SUBJECT TO COMPROMISE AND PRE-PETITION LONG TERM DEBT

      The principal categories of claims that were classified as liabilities subject to compromise under the Company's reorganization proceedings are identified below. These liabilities included substantially all the current and non-current liabilities of the Company as of November 16, 2000, the date the
Chapter 11 petition was filed.

                                       20

                                                                        LIABILITIES SUBJECT TO COMPROMISE
                                                                        ---------------------------------
                                                                              (DOLLARS IN THOUSANDS)
                                                                               PREDECESSOR COMPANY
                                                                             AS OF DECEMBER 31, 2002
                                                                             -----------------------
Other federal, state and local taxes                                                  $  1,717
Debt, see table below                                                                  356,384
Interest accrued through November 16, 2000                                              13,738
Unfunded provisions related to retiree medical benefits (see Note D)                   360,518
Trade payables                                                                         117,020
Other liabilities                                                                       40,924
                                                                                      --------
   Total liabilities subject to compromise recorded at December 31:                   $890,301
                                                                                      ========

      Debt included in liabilities subject to compromise at December 31, 2002 is summarized below:

                                                    PRE-PETITION LONG TERM DEBT
                                                    ---------------------------
                                                       (DOLLARS IN THOUSANDS)
                                                        PREDECESSOR COMPANY
                                                      AS OF DECEMBER 31, 2002
                                                      -----------------------
Senior Unsecured Notes due 2007, 9 1/4%                       $274,266
Term Loan Agreement due 2006, floating rate                     75,000
Other                                                            7,118
                                                              --------
   Total Long-Term Debt(1)                                    $356,384
                                                              ========

(1) No estimate of fair value was available for December 31, 2002.

      As a result of the bankruptcy filing, principal and interest payments may not be made on pre-petition debt without Bankruptcy Court approval or until reorganization plan defining the repayment terms has been confirmed. For the seven months ended July 31, 2003 and the years ended December 31, 2002 and 2001, interest not paid or charged to earnings totaled $ 16.9 million, $29.9 million and $31.6 million, respectively. Such interest was not being accrued since it was not probable that it would be treated as an allowed claim.

9 1/4% SENIOR NOTES DUE 2007 AND TERM LOAN:

      On November 26, 1997 the Company issued $275 million principal amount of 9
1/4% Senior Notes. Interest on the 9 1/4% Senior Notes was payable semi-annually on May 15 and November 15 of each year. The Senior Notes were to mature on
November 15, 2007. The 9 1/4% Senior Notes were fully and unconditionally guaranteed on a joint and several and senior basis by the guarantors, which consisted of the Company's present and future operating subsidiaries.

      On November 26, 1997 the Company entered into a Term Loan Agreement with
DLJ Capital Funding Inc., as syndication agent pursuant to which it borrowed $75 million. The Company's obligations under the Term Loan Agreement were guaranteed by its present and future operating subsidiaries.

      All of the pre-petition liabilities disclosed above were settled as part of our plan of reorganization, which was approved by the court and became effective August 1, 2003

NOTE I--LONG TERM DEBT

$250 MILLION TERM LOAN

      In connection with our plan of reorganization, WPSC entered into a five-year $250 million senior secured term loan facility with a bank group led by Royal Bank of Canada as administrative agent. The term loan is arranged in three tranches with varying degrees of risk and interest rates. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads as defined for each tranche in the agreement. The blended rate of interest was approximately 3.8% at December 31, 2003. The term loan is to be repaid beginning

                                       21

in the third quarter of 2004 through the first quarter of 2008 in quarterly installments of $6.25 million with a final payment of $156.25 million due at maturity.

      A federal government guarantee from the Emergency Steel Loan Guarantee
Board, also referred to as the Steel Board, covers 85% or $21.25 million of the
$25 million first tranche of the term loan held by Royal Bank of Canada, and 95%
or approximately $198.75 million of the approximately $209 million second tranche of the term loan held by various lenders. The Steel Board guarantee is a guarantee of principal only. The Steel Board guarantee terminates only if the administrative agent fails to make a payment demand within thirty days from the date of any payment default or if any lender transfers its interest in the term loan facility contrary to provisions of the appropriate sections of the guarantee. The Steel Board guarantee expires thirteen years after the closing of the term loan facility, or eight years after scheduled maturity. The remaining
5% of the second tranche of the term loan is backed by an unconditional guarantee from the State of West Virginia. Additionally, the term loan is guaranteed by WPC and WPSC's subsidiaries. Of the approximately $15.8 million third tranche of the term loan, approximately $3.8 million is held by Danieli
Corporation as a vendor/supplier to WPSC and approximately $12 million is held by the State of Ohio through the Ohio Department of Development. The term loan is collateralized by a first lien on all of our tangible and intangible assets
(other than accounts receivable and inventory) and our equity interests in our joint ventures, and a second lien on our accounts receivable and inventory.

      A portion of the term loan was used to finance our plan of reorganization by paying off our debtor-in-possession credit facility and paying other cash claims under our plan of reorganization. In addition, $112 million of the term loan has been placed in a restricted cash account relating to the construction of an electric arc furnace. Pursuant to the provisions of the term loan credit agreement, we are subject to, and are currently in compliance with, various affirmative covenants customary for a debt financing of this type, including provision of financial reports, compliance with payment and contractual obligations and requirements of law, maintenance of existence and property, maintenance of insurance, and compliance with the terms and conditions of the
Steel Board guarantee and the State of West Virginia guarantee. In addition, we are subject to, and are currently in compliance with, various negative covenants.

$225 MILLION REVOLVING CREDIT FACILITY

      In connection with our plan of reorganization, WPSC entered into a three-year $225 million senior secured revolving credit facility with a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation
Capital Markets Group. The revolving credit facility is guaranteed by WPC and
WPSC's subsidiaries. The revolving credit facility is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interest in our joint ventures.
The revolving credit facility is to be available at agreed advance rates, subject to our audited accounts receivable and inventory borrowing base. The revolving credit facility requires the maintenance of a minimum $50 million borrowing availability. Failure to maintain such minimum availability could result in a covenant violation. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads based on facility borrowing availability as defined in the agreement. The blended rate of interest was approximately 4.9% at December 31, 2003. At December 31, 2003, we had borrowed approximately $79.3 million under the revolving credit facility. At December 31,
2003 the Company had $6.7 million of net excess availability over the required minimum $50 million availability. Based on its projections of future availability under the revolving credit facility, the Company believes that it will remain in compliance with the required minimum $50 million availability.

      Pursuant to the provisions of the revolving loan agreement, we are subject to, and are currently in compliance with, various affirmative covenants and negative covenants, including financial condition covenants, which are substantially similar to many of those contained in the term loan credit agreement as described above.

$40 MILLION SERIES A NOTES

      On August 1, 2003, pursuant to our plan of reorganization, WPSC issued new
Series A secured notes in the aggregate principal amount of $40 million in settlement of claims under our bankruptcy proceedings. The Series A notes were issued under an indenture between WPSC and Bank One, N.A., as trustee. The
Series A notes mature on August 1, 2011 and they have no fixed amortization,

                                       22

meaning that no payment of principal shall be required until such notes become due. The Series A notes bear interest at a rate of 5% per annum until July 1,
2008. Thereafter, such notes bear interest at a rate of 8% per annum.

      The Series A notes are collateralized by a second lien on our tangible and intangible assets (other than accounts receivable and inventory) and our equity interests in our joint ventures and a third lien on our accounts receivable and inventory. Until August 1, 2008, fifty percent of the payments to WPSC from the
Wheeling-Nisshin and OCC joint ventures, in respect of loans to, or equity interest in, such joint ventures, will be applied to payments on the Series A notes. Thereafter, one hundred percent of such payments from the joint ventures to WPSC will be applied to the Series A notes. However, WPSC must pay cash interest of at least 2% per annum. In the event that at any time the payments from the joint ventures are not adequate to pay all interest then owing, or if
WPSC is not in compliance with the terms of the term loan facility and/or the revolving credit facility, the remaining portion of the principal upon which cash interest has not been paid will receive payment-in-kind interest at a rate of 8% per annum during the first five years of the term of the Series A notes, and at a rate of 10% per annum thereafter.

      In addition, the Series A notes are subrogated to the first lien and other rights of the term loan facility and any refinancing of the scheduled amounts due hereunder to the extent of $14.2 million plus any funds received by WPSC from WPC, Wheeling-Nisshin and OCC subsequent to April 15, 2003 and not utilized to pay the Series A notes.

      We are subject to, and are currently in compliance with, various affirmative covenants and negative covenants set forth in the Series A note indenture.

$20 MILLION SERIES B NOTES

      On August 1, 2003, pursuant to our plan of reorganization, WPSC issued new
Series B secured notes in the aggregate principal amount of $20 million in settlement of claims under our bankruptcy proceedings. The Series B notes were issued under an indenture between WPSC and Bank One, N.A., as trustee. The
Series B notes mature on August 1, 2010 and they have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series B notes bear interest at a rate of 6% per annum to the extent interest is paid in cash. WPSC must pay cash interest of at least 2% per annum.
Payment of cash interest in excess of 2% per annum is dependent upon our remaining in compliance with our new credit agreements and the Series A notes.
In the event that we are not in compliance with the terms of the term loan facility, the revolving credit facility and/or the Series A notes, or our cash flow is insufficient to cover any or all of the interest, the remaining portion of the principal upon which cash interest has not been paid will receive payment-in-kind interest at a rate of 8% per annum.

      In addition, the Series B notes are collateralized by a fifth lien on our tangible and intangible assets, including our equity interests in our joint ventures and our accounts receivable and inventory.

      We are subject to, and are currently in compliance with, various affirmative and negative covenants under the Series B note indenture, which are substantially similar to many of those contained in the Series A note indenture.

$10 MILLION UNSECURED NOTE

      On August 1, 2003, pursuant to our plan of reorganization, WPSC issued an unsecured note in the aggregate principal amount of $10 million to WHX
Corporation, referred to as the WHX note. The WHX note matures in 8 years and has no fixed amortization, meaning that no payment of principal shall be required until such note becomes due. The WHX note bears interest at a rate of
6% per annum. Such note is subordinated in right of payment to our credit agreements, the Series A notes and the Series B notes.

                                       23

CERTAIN OTHER OBLIGATIONS

      In connection with the implementation of our plan of reorganization, we reached agreements with various parties to defer payments of indebtedness and reduce costs in order to preserve liquidity upon emergence from bankruptcy.
These agreements include:

      o     MODIFICATION AND ASSUMPTION AGREEMENT BETWEEN WPSC AND DANIELI
            CORPORATION - This agreement modifies an agreement between WPSC and
            Danieli Corporation, dated July 6, 2000, pursuant to which WPSC agreed to purchase from Danieli Corporation certain roll-changing equipment. Under the original agreement, WPSC owed approximately
            $7.36 million to Danieli Corporation. Pursuant to the modified agreement, WPSC paid Danieli Corporation approximately $2.36 million. Approximately $3.8 million of the balance of the amount owed to Danieli Corporation has been converted into a portion of the secured term loans under our term loan facility that

            is not secured by the Steel Board. The balance of the amount owed to
            Danieli Corporation has been converted into a promissory note. In addition, WPSC agreed to pay Danieli Corporation approximately $2.58 million (of which approximately $96 thousand has been paid and the balance of which is to be paid in progress payments as work is completed in 2004) to complete the roll-changing project and for rehabilitation, storage and other costs of Danieli Corporation.

      o     LOAN MODIFICATION AGREEMENT BETWEEN WPSC AND THE OHIO DEPARTMENT OF
            DEVELOPMENT - Under this agreement we made a $2.0 million partial prepayment of the $6.985 million owed by WPSC to the Ohio Department of Development pursuant to a loan, dated as of January 18, 2002, from the Ohio Department of Development and we were granted a two-year deferral of $4.985 million of such loan at an interest rate of 3% per annum.

      o     LOAN AGREEMENT BETWEEN WPSC AND THE STATE OF WEST VIRGINIA - In
            connection with WPSC's repayment of a $5 million loan from the West
            Virginia Development Office, WPSC has entered into a $6.5 million loan agreement with the State of West Virginia. The loan has a five-year term and bears interest at a rate of approximately 4.4%
            per annum.

      o     AGREEMENT AMONGST WPSC, ITABIRA RIO DOCE COMPANY, LTD. AND RIO DOCE
            LIMITED - This agreement provides for repayment, in equal monthly installments over a period not to exceed eighteen months from May 1,
            2003, of WPSC's $5.1 million deferred payment obligation under a certain iron ore sales agreement, dated October 1, 2001.

      Shown below are the long-term debt obligations as of December 31, 2003 and
2002:

                                                        LONG TERM DEBT
                                                        --------------
                                                    (DOLLARS IN THOUSANDS)
                                                REORGANIZED         PREDECESSOR
                                                  COMPANY             COMPANY
                                                       AS OF DECEMBER 31,
                                                       ------------------
                                                   2003                 2002
                                                   ----                 ----
Term Loan                                       $  250,000           $       --
DIP Credit Facility                                     --               35,222
State Loans                                         11,524               11,985
WHX Loan                                            10,224                5,000
Series A Note                                       40,705                   --
Series B Note                                       20,397                   --
Virginia Industrial Revenue Bond                     4,598                   --
Nevada Industrial Revenue Bond                       3,497                   --
Other                                                2,449                4,545
                                                ----------           ----------
                                                   343,394               56,752
Less portion due within one year                     2,698               43,575
                                                ----------           ----------
Long-Term Debt                                  $  340,696           $   13,177
                                                ==========           ==========

                                       24

      Pursuant to a Memorandum of Understanding ("MOU"), WHX provided $5.0 million in secured loans to the Company during the fourth quarter of 2001 to increase liquidity and sustain continued operations. The loans bear interest at the rate of 6% per annum and will mature on the earlier of the (a) substantial consummation of a Plan of Reorganization, (b) termination of the MOU, or (c)
December 31, 2002. Payment was not made on December 31, 2002, but the loan became part of the reorganization cancellation of debt. Pursuant to a negotiated agreement among the USWA, WHX and the Company in January 2002, the Company
received loans in the amount of $7.0 million and $5.0 million from the states of
Ohio and West Virginia, respectively. The West Virginia loan was paid off in reorganization. The Ohio loan was paid down to $5.0 million in reorganization and the balance is due August 1, 2005.

      Principal amounts of long-term debt (in thousands) maturing in each of the next five years is as follows: 2004, $15,197; 2005, $31,058; 2006, $26,133;
2007, $25,730; and 2008, $169,599.

INTEREST COST

      Aggregate interest costs on debt and amounts capitalized during the three years ended December 31, 2003, are as follows:

                                                                           INTEREST COST
                                                                           -------------
                                                                      (DOLLARS IN THOUSANDS)

                                                  REORGANIZED                  PREDECESSOR COMPANY
                                                    COMPANY                    -------------------
                                                  FOR THE FIVE    FOR THE SEVEN           FOR THE YEAR ENDED
                                                  MONTHS ENDED     MONTHS ENDED              DECEMBER 31,
                                                    DEC. 31,         JULY 31,          ------------------------
                                                      2003             2003              2002             2001
                                                      ----             ----              ----             ----
Aggregate interest expense on long-term debt         $10,457          $10,023          $17,761          $21,611
Less: Capitalized interest                               243              838            1,774            4,163
                                                     -------          -------          -------          -------
Interest expense                                     $10,214          $ 9,185          $15,987          $17,448
                                                     =======          =======          =======          =======
Interest Paid                                        $ 6,393          $ 6,966          $11,618          $15,905
                                                     =======          =======          =======          =======

NOTE J--RELATED PARTY TRANSACTIONS

      The Company regularly sells steel product at prevailing market prices to
Unimast Incorporated ("Unimast") and PCC, wholly-owned subsidiaries of WHX.
During 2003, 2002 and 2001, the Company shipped $0.0 million, $0.5 million and
$2.2 million, respectively of steel product to Unimast. In August 2002, WHX sold its interest in Unimast to an unrelated party. During 2003, 2002 and 2001, the
Company shipped $14.0 million, $20.8 million and $7.0 million, respectively of steel product to PCC. Amounts due the Company from Unimast at December 31, 2003 and 2002 were $0.0 million and $0.1 million, respectively. Amounts due the
Company from PCC at December 31, 2003 and 2002 were $1.5 million and $2.0 million, respectively. WHX provided funds for the purchase of natural gas during
2001. At December 31, 2003 the Company did not owe WHX any money for gas purchased.

      Pursuant to our plan of reorganization which became effective August 1,
2003 the Company ceased to be a subsidiary of WHX. WHX has no ownership interest in WPC after the effective date.

NOTE K--COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL MATTERS

      Prior to confirmation of our plan of reorganization effective August 1,
2003, we settled all pre-petition environmental liability claims made by state
(Ohio, West Virginia, Pennsylvania) and federal (USEPA) environmental regulatory agencies. Consequently, we believe we have settled and/or discharged environmental liability for any CERCLA (Superfund) sites, pre-petition stipulated penalties related to active consent decrees, or other pre-petition regulatory enforcement actions.

      Currently, we estimate that stipulated penalties and fines for post-petition events and activities through December 31, 2003 total $1,931,500.
These claims arise from instances in which we exceeded post-petition consent

                                       25

decree terms, including: (a) $234,500 related to a July 1991 USEPA consent decree for water discharges to the Ohio River; (b) $75,000 related to a
September 20, 1999 Ohio EPA consent decree for our coke oven gas desulfurization facility; and (c) $1,622,000 related to a January 30, 1996 USEPA consent decree for our coke oven gas desulfurization facility.

      In September 2000, we entered into a consent order with the West Virginia
Department of Environmental Protection wherein we agreed to remove contaminated sediments from the bed of the Ohio River. We spent approximately $1.4 million on these activities in 2002 and an additional $400,000 in 2003. During removal activities in 2003, we discovered a broader area of contaminated sediments. We identified the spatial limits of these contaminated sediments and estimate their removal costs at $4.0 million.

      We are under a final administrative order issued by the USEPA in June 1998 to conduct a Resource Conservation and Recovery Act Facility Investigation to
determine the nature and extent of soil and groundwater contamination at our
Coke Plant in Follansbee, WV. USEPA has approved our investigation Work plan, and field activities are scheduled for 2004. Following our investigation we will to perform a Corrective Measures Study to determine possible remedial measures.
We expect some remediation measures will be necessary and could commence within the next three to five years. We have reserved approximately $5.2 million for such remediation measures. However, until the field investigation is completed and the EPA approves our remediation plan, the full extent and cost of remediation cannot be ascertained.

      The USEPA conducted a multimedia inspection of our Steubenville, Mingo
Junction, Yorkville and Martins Ferry, Ohio and Follansbee, West Virginia
facilities in March and June 1999. The inspection covered all environmental regulations applicable to these plants. Many of the issues have been resolved and settled prior to emergence from Chapter 11 bankruptcy. We have reserved $1.4 million for resolution of outstanding issues.

      Capital expenditures for environmental projects totaled $1.7 million in
2002 and $1.0 in 2003. We estimate capital expenditures for environmental projects to be $3.6 for 2004, $9.3 for 2005 and $7.0 for 2006. However, due to
the possibility of unanticipated factual or regulatory developments, the amount and timing of future capital expenditures may vary substantially from such estimates.

      Non-current accrued environmental liabilities totaled $18.1 million in
2002 and $14.7 million in 2003. These accruals were based on all available information to the Company. As new information becomes available, including information provided by third parties and new or changing environmental regulations, the liabilities are reviewed and the accruals are adjusted accordingly on a quarterly basis. We believe we have adequately provided for our present environmental liabilities using our best judgment of known issues.

COMMITMENTS

      The Company entered into a 15-year take-or-pay contract in 1999 that was amended in 2003 that requires the Company to purchase oxygen, nitrogen and argon each month with a minimum monthly charge of approximately $0.6 million, subject to escalation clauses. Payments for deliveries of oxygen totaled $9.3 million in
2003, $7.0 million in 2002 and $7.5 million in 2001.

      The Company entered into a 20-year take-or-pay contract in 1999, that was amended in 2003 that requires the Company to purchase steam and electricity each month or pay a minimum monthly charge of approximately $0.4 million. A variable portion of the contract is calculated as $3.75 times the number of tons of iron produced each month with an agreed to minimum of 3,000 tons per day. Payments for deliveries of steam and electricity totaled $8.8 million in 2003, $13.8 million in 2002 and $14.6 million in 2001. If the Company elects to terminate the contract early, as of December 31, 2003, a maximum termination payment of
$37.0 million would be required.

      In 2004, the Company entered into a take-or-pay contract to purchase coal each month with a minimum monthly charge of approximately $1.6 million. The term of the contract expires on December 31, 2007, while the Company has the sole option to terminate the contract on or after January 1, 2006. After such date, the pricing will be subject to market conditions with a cap collar. Payments for

                                       26

deliveries of coal totaled $11.8 million in 2003, $16.4 million in 2002 and $7.3 million in 2001. As of December 31, 2003, if the Company elects to terminate the contract, a maximum termination payment of $37.4 million would be required.

NOTE L--OTHER INCOME

                                                                 OTHER INCOME
                                                                 ------------
                                                            (DOLLARS IN THOUSANDS)

                                    REORGANIZED                       PREDECESSOR COMPANY
                                      COMPANY                         -------------------
                                    FOR THE FIVE      FOR THE SEVEN               FOR THE YEAR ENDED
                                    MONTHS ENDED       MONTHS ENDED                  DECEMBER 31,
                                      DEC. 31,           JULY 31,            ---------------------------
                                        2003               2003                2002                2001
                                        ----               ----                ----                ----
Interest and investment income         $   638            $   360            $   764             $   973
Equity income                            2,705              2,544              3,882               1,274
Other, net                               1,007                324                (79)             (1,896)
                                       -------            -------            -------             -------

                                       $ 4,350            $ 3,228            $ 4,567             $   351
                                       =======            =======            =======             =======

NOTE M--REORGANIZATION ITEMS

      Reorganization expenses are comprised of items of income, expense and loss that were realized or incurred by the Company as a result of its decision to reorganize under Chapter 11 of the Bankruptcy Code. Reorganization and professional fee expense and cash payments related to continuing operations during 2003, 2002 and 2001 were $8.1 million and $12.4 million in 2003, $11.8 million and $10.6 million for 2002, and $14.2 million and $13.9 million for
2001, respectively.

      Other reorganization income (expense) items are summarized below:

                                                                   REORGANIZATION ITEMS
                                                                   --------------------
                                                                  (DOLLARS IN THOUSANDS)
                                                                    PREDECESSOR COMPANY
                                                 FOR THE SEVEN                   FOR THE YEAR ENDED
                                                  MONTHS ENDED                      DECEMBER 31,
                                                    JULY 31,              -------------------------------
                                                      2003                   2002                  2001
                                                      ----                   ----                  ----
Gain (loss) on sale or disposal of assets          $      --              $   1,258             $    (936)
Fresh start adjustments                             (152,708)
Gain on discharge of debt                            557,541
Gain from sale of PCC assets                              --                     --                 9,818
Gain on settlement of intercompany accounts               --                     --                   367
Other                                                 (4,758)                     4                    --
                                                   ---------              ---------             ---------
                                                   $ 400,075              $   1,262             $   9,249
                                                   =========              =========             =========

NOTE N--INFORMATION ON SIGNIFICANT JOINT VENTURES

      The Company owns 35.7% of Wheeling-Nisshin. Wheeling-Nisshin had no debt outstanding at December 31, 2003 and December 31, 2002. The Company derived approximately 16.3% and 15.6% of its revenues from sale of steel to
Wheeling-Nisshin in 2003 and 2002, respectively. The Company received dividends of $2.5 million from Wheeling-Nisshin for the seven months ended July 31, 2003 and $1.25 million in 2002. Accounts Receivable due the Company at December 31,
2003 totaled $5.6 million.

      The Company owns 50% of OCC. OCC had total debt outstanding at December
31, 2003 and 2002 of approximately $33.9 million and $44.3 million, respectively. The Company derived approximately 11.2% and 10.6% of its revenues from sale of steel to OCC in 2003 and 2002, respectively. Accounts Receivable due the Company at December 31, 2003 totaled $10.1 million.

                                       27

      NOTE O--SUMMARIZED COMBINED FINANCIAL INFORMATION OF THE SUBSIDIARY
GUARANTORS OF THE $250 MILLION SENIOR SECURED TERM LOAN FACILITY AND $225
MILLION SENIOR SECURED REVOLVING CREDIT FACILITY

      WPSC entered into a $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the State of
West Virginia, WPC and WPSC's subsidiaries and is collateralized by a first lien on the Company's tangible and intangible assets (other than accounts receivable and inventory) and the Company's equity interests in our joint ventures and a second lien on our accounts receivable and inventory. The Company also entered into a $225 million senior secured revolving credit facility, which is guaranteed by WPC and WPSC's subsidiaries and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets and our equity interests in our joint ventures. Each guarantor subsidiary is 100% owned by WPC or one of its 100% owned subsidiaries, and any subsidiary of WPC that is not a guarantor is a minor subsidiary individually and all such non -guarantor subsidiaries in the aggregate are minor. Condensed consolidating financial information for the Company and the subsidiary guarantors are as follows:

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                             DECEMBER 31, 2003
                                                                          (DOLLARS IN THOUSANDS)

                                                                                    CONSOLIDATING AND
                                                                      SUBSIDIARY       ELIMINATING            WPC
                                                       WPC            GUARANTORS         ENTRIES          CONSOLIDATED
                                                    ---------         ----------    -----------------     ------------
ASSETS
  Cash and cash equivalents                         $      --         $   4,767         $      --          $   4,767
  Trade accounts receivables                               --           104,025                --            104,025
  Inventories                                              --           146,895                --            146,895
  Other current assets                                     12            11,571                --             11,583
       Total current assets                                12           267,258                --            267,270
  Intercompany receivables                                 --               495              (495)                --
  Property, plant and equipment - net                      --           387,765                --            387,765
  Investments and advances in affiliates              104,593            42,857          (104,593)            42,857
  Other non-current assets                                896           170,098                --            170,994
                                                    ---------         ---------         ---------          ---------

Total Assets                                        $ 105,501         $ 868,473         $(105,088)         $ 868,886
                                                    =========         =========         =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable                                  $      --         $  76,108         $      --          $  76,108
  Other current liabilities                                33           183,364                --            183,397
       Total current liabilities                           33           259,472                --            259,505
  Intercompany payable                                    495                --              (495)                --
  Long term debt                                           --           340,696                --            340,696
  Other non-current liabilities                           360           163,712                --            164,072
  Stockholders' equity                                104,613           104,593          (104,593)           104,613
                                                    ---------         ---------         ---------          ---------

Total Liabilities and Stockholders' Equity          $ 105,501         $ 868,473         $(105,088)         $ 868,886
                                                    =========         =========         =========          =========

                                       28

                                                                           DECEMBER 31, 2002
                                                                        (DOLLARS IN THOUSANDS)
                                                                                    CONSOLIDATING AND
                                                                     SUBSIDIARY        ELIMINATING           WPC
                                                       WPC           GUARANTORS          ENTRIES         CONSOLIDATED
                                                    ---------        ----------     -----------------    ------------
ASSETS
  Cash and cash equivalents                         $      37         $   8,506         $      --         $   8,543
  Trade accounts receivables                               --           130,593                --           130,593
  Inventories                                              --           184,091                --           184,091
  Other current assets                                    225             7,252                --             7,477
      Total current assets                                262           330,442                --           330,704
  Intercompany receivables                            189,984           235,161          (425,145)               --
  Property, plant and equipment - net                  11,842           518,726                --           530,568
  Investments and advances in affiliates              (50,602)              664           110,705            60,767
  Other non-current assets                            251,224          (214,147)               --            37,077
                                                    ---------         ---------         ---------         ---------

Total Assets                                        $ 402,710         $ 870,846         $(314,440)        $ 959,116
                                                    =========         =========         =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable                                         --         $  71,048                --            71,048
  Other current liabilities                                30           259,881                --           259,911
      Total current liabilities                            30           330,929                --           330,959
  Liabilities subject to compromise                   376,077           514,224                --           890,301
  Intercompany notes payable                          102,485           322,660          (425,145)               --
  Long term debt                                           --            13,177                --            13,177
  Other non-current liabilities                            --            35,850                --            35,850
  Stockholders' equity                                (75,882)         (345,994)          110,705          (311,171)
                                                    ---------         ---------         ---------         ---------

Total Liabilities and Stockholders' Equity          $ 402,710         $ 870,846         $(314,440)        $ 959,116
                                                    =========         =========         =========         =========

                                       29

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                         FOR FIVE MONTHS ENDED DECEMBER 31, 2003
                                                                                  (DOLLARS IN THOUSANDS)
                                                                                             CONSOLIDATING AND
                                                                              SUBSIDIARY        ELIMINATING          WPC
                                                                WPC           GUARANTORS          ENTRIES        CONSOLIDATED
                                                             ---------        ----------     -----------------   ------------
INCOME DATA
  Net sales                                                  $      --         $ 396,902         $      --        $ 396,902
  Cost of products sold, excluding depreciation                     --           395,950                --          395,950
  Depreciation                                                      --            10,473                --           10,473
  Selling, administrative and general expense                      389            23,175                --           23,564
  Reorganization and professional fee expense                      (35)               --                --              (35)
                                                             ---------         ---------         ---------        ---------

  Operating loss                                                  (354)          (32,696)               --          (33,050)
  Reorganization income (expense)                                   --                --                --               --
  Interest expense                                                  --           (10,215)               --          (10,215)
  Other income including equity earnings (losses) of
    affilliates                                                (38,576)            3,971            38,955            4,350
                                                             ---------         ---------         ---------        ---------

  Loss before tax                                              (38,930)          (38,940)           38,955          (38,915)
  Tax provision (benefit)                                           --                15                --               15
                                                             ---------         ---------         ---------        ---------

  Net loss                                                   $ (38,930)        $ (38,955)        $  38,955        $ (38,930)
                                                             =========         =========         =========        =========

                                                                        FOR THE SEVEN MONTHS ENDED JULY 31, 2003
                                                                                 (DOLLARS IN THOUSANDS)
                                                                                            CONSOLIDATING AND
                                                                              SUBSIDIARY       ELIMINATING          WPC
                                                                 WPC          GUARANTORS         ENTRIES        CONSOLIDATED
                                                              ---------       ----------    -----------------   ------------
INCOME DATA
  Net sales                                                   $      --        $ 570,439        $      --        $ 570,439
  Cost of products sold, excluding depreciation                  (7,982)         571,814               --          563,832
  Depreciation                                                       --           39,889               --           39,889
  Selling, administrative and general expense                       242           29,664               --           29,906
  Reorganization and professional fee expense                        --            8,140               --            8,140
                                                              ---------        ---------        ---------        ---------

  Operating loss                                                  7,740          (79,068)              --          (71,328)
  Reorganization income (expense)
    Fair value adjustments                                           --         (152,708)              --         (152,708)
    Gain on discharge of debt                                        --          557,541               --          557,541
    Other reorganization entries                                   (211)          (4,547)              --           (4,758)
  Interest expense                                                   --          (12,677)           3,492           (9,185)
  Other income including equity earnings (losses) of
    affilliates                                                 319,540            1,705         (318,017)           3,228
                                                              ---------        ---------        ---------        ---------

  Income (loss) before tax                                      327,069          310,246         (314,525)         322,790
  Tax provision (benefit)                                         3,638           (4,279)              --             (641)
                                                              ---------        ---------        ---------        ---------

  Net income (loss)                                           $ 323,431        $ 314,525        $(314,525)       $ 323,431
                                                              =========        =========        =========        =========

                                       30

                                                                           FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                                   (DOLLARS IN THOUSANDS)
                                                                                              CONSOLIDATING AND
                                                                               SUBSIDIARY        ELIMINATING           WPC
                                                                 WPC           GUARANTORS          ENTRIES         CONSOLIDATED
                                                              ---------        ----------     -----------------    ------------
INCOME DATA
  Net sales                                                   $      --         $ 979,993         $      --         $ 979,993
  Cost of products sold, excluding depreciation                     620           893,829                --           894,449
  Depreciation                                                       --            74,194                --            74,194
  Selling, administrative and general expense                       157            46,836                --            46,993
  Reorganization and professional fee expense                        --            11,755                --            11,755
                                                              ---------         ---------         ---------         ---------

  Operating loss                                                   (777)          (46,621)               --           (47,398)
  Reorganization income (expense)                                   845               417                --             1,262
  Interest expense                                                   --           (11,011)           (4,976)          (15,987)
  Other income including equity earnings (losses)
    of affilliates                                              (54,716)           (8,681)           67,964             4,567
                                                              ---------         ---------         ---------         ---------

  Income (loss) before tax                                      (54,648)          (65,896)           62,988           (57,556)
  Tax provision (benefit)                                         2,919            (2,908)               --                11
                                                              ---------         ---------         ---------         ---------

  Net income (loss)                                           $ (57,567)        $ (62,988)        $  62,988         $ (57,567)
                                                              =========         =========         =========         =========

                                                                          FOR THE YEAR ENDED DECEMBER 31, 2001
                                                                                  (DOLLARS IN THOUSANDS)
                                                                                              CONSOLIDATING AND
                                                                               SUBSIDIARY        ELIMINATING          WPC
                                                                 WPC           GUARANTORS          ENTRIES        CONSOLIDATED
                                                              ---------        ----------     -----------------   ------------
INCOME DATA
  Net sales                                                   $      --         $ 835,640         $      --        $ 835,640
  Cost of products sold, excluding depreciation                     453           865,612                --          866,065
  Depreciation                                                       --            72,551                --           72,551
  Selling, administrative and general expense                       195            46,978                --           47,173
  Reorganization and professional fee expense                        --            14,200                --           14,200
                                                              ---------         ---------         ---------        ---------

  Operating loss                                                   (648)         (163,701)               --         (164,349)
  Reorganization income (expense)                                 1,270             7,979                --            9,249
  Interest expense                                                   21           (19,178)            1,709          (17,448)
  Other income including equity earnings (losses)
    of affilliates                                             (171,237)              267           171,321              351
                                                              ---------         ---------         ---------        ---------

  Income (loss) before tax                                     (170,594)         (174,633)          173,030         (172,197)
  Tax provision (benefit)                                         1,620            (1,603)               --               17
                                                              ---------         ---------         ---------        ---------

  Net income (loss)                                           $(172,214)        $(173,030)        $ 173,030        $(172,214)
                                                              =========         =========         =========        =========

                                       31

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                        FOR THE FIVE MONTHS ENDED DECEMBER 31, 2003
                                                                                 (DOLLARS IN THOUSANDS)
                                                                                            CONSOLIDATING AND
                                                                               SUBSIDIARY      ELIMINATING          WPC
                                                                  WPC          GUARANTORS        ENTRIES       CONSOLIDATING
                                                               --------        ----------   -----------------  -------------
Net cash provided(used) by operating activities                $    (52)        $(35,206)        $     --        $(35,258)
Investing activities:
  Capital expenditures                                               --          (37,828)              --         (37,828)
  Construction of equipment using restricted cash                    --           24,862               --          24,862
  Other                                                              --              325               --             325
                                                               --------         --------         --------        --------

  Net cash used in investing activities                              --          (12,641)              --         (12,641)
Financing activities:
  Net borrowings (repayments)                                        --           42,127               --          42,127
  Equity transactions                                                --               --               --              --
  Book overdraft                                                     --            3,157               --           3,157
  Receivables from affilliates                                       --               --               --              --
  Other                                                              --               --               --              --
                                                               --------         --------         --------        --------

  Net cash (used in) provided by financing activities                --           45,284               --          45,284
Net change in cash and cash equivalents                             (52)          (2,563)              --          (2,615)
Cash and cash equivalents at beginning of period                     52            7,330               --           7,382
                                                               --------         --------         --------        --------

Cash and cash equivalents at end of period                     $     --         $  4,767         $     --        $  4,767
                                                               ========         ========         ========        ========

                                       32

                                                                        FOR THE SEVEN MONTHS ENDED JULY 31, 2003
                                                                                 (DOLLARS IN THOUSANDS)
                                                                                           CONSOLIDATING AND
                                                                              SUBSIDIARY       ELIMINATING           WPC
                                                               WPC            GUARANTORS         ENTRIES        CONSOLIDATED
                                                            ---------         ----------   -----------------    ------------
Net cash provided(used) by operating activities             $(115,882)        $ 113,341         $      --        $  (2,541)
Investing activities:
 Capital expenditures                                              --            (2,866)               --           (2,866)
 Other                                                       (102,485)          106,014                --            3,529
                                                            ---------         ---------         ---------        ---------

 Net cash used in investing activities                       (102,485)          103,148                --              663
Financing activities:
 Net borrowings (repayments)                                       --               390                --              390
 Equity transactions                                               --                --                --               --
 Book overdraft                                                    --               327                --              327
 Receivables from affilliates                                      --                --                --               --
 Other                                                        218,382          (218,382)               --               --
                                                            ---------         ---------         ---------        ---------

 Net cash (used in) provided by financing activities          218,382          (217,665)               --              717
Net change in cash and cash equivalents                            15            (1,176)               --           (1,161)
Cash and cash equivalents at beginning of period                   37             8,506                --            8,543
                                                            ---------         ---------         ---------        ---------

Cash and cash equivalents at end of period                  $      52         $   7,330         $      --        $   7,382
                                                            =========         =========         =========        =========

                                                                       FOR THE YEAR ENDED DECEMBER 31, 2002
                                                                               (DOLLARS IN THOUSANDS)
                                                                                         CONSOLIDATING AND
                                                                            SUBSIDIARY      ELIMINATING          WPC
                                                               WPC          GUARANTORS        ENTRIES        CONSOLIDATED
                                                            --------        ----------   -----------------   ------------
Net cash provided(used) by operating activities             $     (4)        $(16,804)        $     --         $(16,808)
Investing activities:
   Capital expenditures                                           --          (10,971)              --          (10,971)
   Other                                                          --            3,085               --            3,085
                                                            --------         --------         --------         --------

   Net cash used in investing activities                                       (7,886)              --           (7,886)
Financing activities:
   Net borrowings (repayments)                                    --           24,694               --           24,694
   Equity transactions                                            --               --               --               --
   Book overdraft                                                 --              957               --              957
   Receivables from affilliates                                   --               --               --               --
   Other                                                          --               --               --               --
                                                            --------         --------         --------         --------

   Net cash (used in) provided by financing activities            --           25,651               --           25,651
Net change in cash and cash equivalents                           (4)             961               --              957
Cash and cash equivalents at beginning of period                  41            7,545               --            7,586
                                                            --------         --------         --------         --------

Cash and cash equivalents at end of period                  $     37         $  8,506         $     --         $  8,543
                                                            ========         ========         ========         ========

                                       33

                                                                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                                                             (DOLLARS IN THOUSANDS)
                                                                                        CONSOLIDATING AND
                                                                           SUBSIDIARY      ELIMINATING         WPC
                                                               WPC         GUARANTORS        ENTRIES       CONSOLIDATED
                                                            --------        --------         --------        --------
Net cash provided(used) by operating activities             $     41        $(50,882)        $     --        $(50,841)
Investing activities:
   Capital expenditures                                           --          (5,033)              --          (5,033)
   Other                                                          --          21,589               --          21,589
                                                            --------        --------         --------        --------

   Net cash used in investing activities                                      16,556               --          16,556
Financing activities:
   Net borrowings (repayments)                                    --           8,546               --           8,546
   Equity transactions                                            --              --               --              --
   Book overdraft                                                 --           1,189               --           1,189
   Receivables from affiliates                                    --          16,602               --          16,602
   Other                                                          --              --               --              --
                                                            --------        --------         --------        --------

   Net cash (used in) provided by financing activities            --          26,337               --          26,337
Net change in cash and cash equivalents                           41          (7,989)              --          (7,948)
Cash and cash equivalents at beginning of period                  --          15,534               --          15,534
                                                            --------        --------         --------        --------

Cash and cash equivalents at end of period                  $     41        $  7,545         $     --        $  7,586
                                                            ========        ========         ========        ========

NOTE P--REVENUES BY PRODUCT

      Revenues from external customers by product line are as follows:

                                                         REVENUES BY PRODUCT
                                ----------------------------------------------------------------------

                                                        (DOLLARS IN THOUSANDS)
                                 REORGANIZED                        PREDECESSOR COMPANY
                                   COMPANY         ---------------------------------------------------
                                FOR THE FIVE       FOR THE SEVEN
                                MONTHS ENDED        MONTHS ENDED               FOR THE YEAR ENDED
                                DECEMBER 31,          JULY 31,                    DECEMBER 31,
                                ------------       -------------          ----------------------------

                                    2003                2003                2002                2001
                                  --------            --------            --------            --------
PRODUCT:
Hot Rolled                        $ 85,305            $106,545            $179,530            $152,787
Cold Rolled                        143,925             243,841             387,384             295,452
Galvanized                          22,575              26,446              62,712              25,353
Fabricated products                137,137             179,083             306,254             337,693
Coke and coke by products            5,752               9,155              15,408              15,245
Conversion and other*                2,208               5,369              28,705               9,110
                                  --------            --------            --------            --------

                                  $396,902            $570,439            $979,993            $835,640
                                  ========            ========            ========            ========

      * Includes conversion, semi-finished and resale products.

                                       34

NOTE Q--QUARTERLY INFORMATION (UNAUDITED)

      Financial results by quarter for the two fiscal years ended December 31,
2002 and 2003 are as follows:

                                                    GROSS                 INCOME                (LOSS)
                              NET SALES             PROFIT                (LOSS)              PER SHARE
                              ---------            ---------             ---------            ---------
PREDECESSOR COMPANY
2002
  1st Quarter                 $ 206,081            $  (5,577)            $ (41,026)                   *
  2nd Quarter                   241,642               25,185               (10,486)
  3rd Quarter                   277,868               42,178                 7,086
  4th Quarter                   254,402               23,758               (13,141)
2003
  1st Quarter                   238,672               (8,581)              (45,625)                   *
  2nd Quarter                   250,469               10,767               (21,474)
  July                           81,298                4,421               390,530
                              ---------            ---------             ---------             --------

-------------------------------------------------------------------------------------------------------
REORGANIZED COMPANY
  August and September          159,789                  475               (15,237)            $  (1.60)
  4th Quarter                   237,113                  477               (23,693)            $  (2.49)

      Prior to July 31, 2003, earnings per share are not meaningful because the
Company was a wholly-owned subsidiary of WHX.

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